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                    SFX BROADCASTING, INC. AND SUBSIDIARIES

                                 EXHIBIT 11.1

             STATEMENT REGARDING CALCULATION OF PER SHARE EARNINGS (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)


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
                                                                   Year ended December 31,
                                                               1997           1996       1995
                                                               ----           ----       ----
Primary and Fully Diluted:
Average shares outstanding                                  9,526,429      7,563,600   6,595,728
Net effect of dilutive stock options - based on the
treasury stock method using average market price                  --             --          --
                                                          -------------  ------------ -----------
Total                                                       9,526,429      7,563,600   6,595,728
                                                          =============  ============ ===========
Net loss                                                    $ (21,247)     $ (50,852)   $ (4,396)
Less: preferred stock dividends and accretion                  38,510          6,061         291
Net loss applicable to common stock                         $ (59,757)     $ (56,913)   $ (4,687)
                                                          -------------  ------------ -----------
Net loss per common shares                                  $   (6.27)     $   (7.52)   $  (0.71)
                                                          =============  ============ ===========
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